Filed pursuant to Rule 424(b)5
Registration No. 333-126086
PROSPECTUS SUPPLEMENT

(To Prospectus dated July 11, 2005)
$275,000,000
Colonial Realty Limited Partnership
6.05% Senior Notes due 2016

We are offering $275,000,000 of our 6.05% senior notes due 2016, which we refer to in this prospectus supplement as the notes. Interest on the notes will be payable on March 1 and September 1 of each year, beginning March 1, 2007. The notes will mature on September 1, 2016. We may redeem some or all of the notes at any time and from time to time before maturity at the redemption price described in this prospectus supplement.
The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are not subject to a sinking fund and are not convertible into or exchangeable for other securities. The notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.
Investing in our notes involves risks. See “Risk factors,” beginning on page S-5 of this prospectus supplement, as well as the sections entitled “Risk Factors,” beginning on page 32 of our quarterly report on Form 10-Q for the three-month period ended June 30, 2006 and page 20 of our annual report on Form 10-K for the year ended December 31, 2005, which are each incorporated herein by reference, for risks related to an investment in our notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price (1)	99.637%	$274,001,750

Underwriting discount and commission	0.65%	$1,787,500

Proceeds, before expenses, to us (1)	98.987%	$272,214,250

(1)	The public offering price set forth above does not include interest, if any. Interest on the notes will accrue from August 29, 2006.
The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 29, 2006.
Joint Book-Running Managers

UBS Investment Bank	Bear, Stearns & Co. Inc.	Merrill Lynch & Co.
Co-Managers

PNC Capital Markets LLC	Morgan Keegan & Company, Inc.
The date of this prospectus supplement is August 24, 2006.

About this prospectus supplement
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are offering to sell, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
This document consists of two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the notes offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

S-i

Special note regarding forward-looking statements
Some statements in this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” or the negative of the terms or comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our, and our affiliates’ or the industry’s actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements, including, but not limited to, the risks described under the section entitled “Risk factors,” beginning on S-5 of this prospectus supplement, as well as the sections entitled “Risk Factors,” beginning on page 32 of our quarterly report on Form 10-Q for the three-month period ended June 30, 2006 and page 20 of our annual report on Form 10-K for the year ended December 31, 2005. These risks include, among others, the following:

•	national and local economic, business and real estate conditions including, but not limited to, the effect of demand for multifamily units, office and retail rental space, the extent, strength and duration of any economic recovery, such as the effects on demand for units and rental space and the creation of new multifamily, office and retail developments, availability and creditworthiness of tenants, the level of lease rents, and the availability of financing for both tenants and us;

•	adverse changes in real estate markets, including, but not limited to, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for multifamily units and office and retail space in our core markets and barriers of entry into new markets which we may seek to enter in the future, the extent of decreases in rental rates, competition, our ability to identify and consummate attractive acquisitions on favorable terms, and our ability to consummate any planned dispositions in a timely manner on acceptable terms;

•	actions, strategies and performance of affiliates that we may not control or companies, including joint ventures, in which we have made investments;

•	changes in operating costs, including real estate taxes, utilities, and insurance;

•	costs associated with the development or conversion of for sale projects;

•	legislative or other regulatory decisions, including government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	higher than expected construction costs;

•	effects of tax legislative action;

•	our general partner’s ability to maintain its status as a real estate investment trust, or REIT, for federal income tax purposes, our ability to maintain our status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules, and our ability to maintain our status as a partnership;

•	effect of any rating agency downgrades on the cost and availability of new debt financings;

•	level and volatility of interest rates or capital market conditions;

•	effect of any terrorist activity or other heightened geopolitical crisis; and

•	other factors affecting the real estate industry generally.
We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus supplement.

S-ii

Prospectus supplement summary
This prospectus supplement summary may not contain all of the information that is important to you. You should read the entire prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you, as well as the documents incorporated by reference herein and therein, before making an investment decision. When we refer to the “Company,” “we,” “us,” or “our” in this prospectus supplement, we mean Colonial Realty Limited Partnership and one or more of its subsidiaries, or Colonial Properties Trust, our sole general partner, or, as the context may require, Colonial Realty Limited Partnership only.
THE COMPANY
We are a fully-integrated real estate company engaged in the acquisition, development, ownership, management and leasing of commercial real estate properties. Our activities include ownership or partial ownership and operation of a diversified portfolio of 245 properties as of June 30, 2006, consisting of multifamily, office and retail properties, located in Alabama, Arizona, Florida, Georgia, Maryland, Mississippi, Nevada, New Mexico, North Carolina, South Carolina, Tennessee, Texas and Virginia. As of June 30, 2006, we owned interests in 138 multifamily apartment communities (including 106 wholly-owned consolidated properties and 32 properties partially-owned through unconsolidated joint venture entities aggregating 32,641 and 9,353 units, respectively), 58 office properties (including 31 wholly-owned consolidated properties and 27 properties partially-owned through unconsolidated joint venture entities) containing a total of approximately 18.1 million square feet of office space, and 49 retail properties (including 35 consolidated properties and 14 properties partially-owned through unconsolidated joint venture entities) containing a total of approximately 13.9 million square feet of retail shopping space and parcels of land adjacent to or near some of these properties.
As of June 30, 2006, the multifamily properties that had achieved stabilized occupancy were 95.9% leased (95.9% for consolidated properties and 96.7% for unconsolidated properties), the office properties that had achieved stabilized occupancy were 92.3% leased (93.4% for consolidated properties and 87.7% for unconsolidated properties) and the retail properties that had achieved stabilized occupancy were 91.9% leased (92.0% for consolidated properties and 91.2% for unconsolidated properties).
As of June 30, 2006, Colonial Properties Trust, our sole general partner, held approximately 81.3% of the interests in us. As our sole general partner, Colonial Properties Trust has the exclusive power to manage and conduct our business, subject to a few exceptions.
Our experienced staff of approximately 1,600 employees provides a full range of real estate services from our headquarters in Birmingham, Alabama and from regional offices located in Birmingham, Mobile, Huntsville and Montgomery, Alabama; Orlando and Tampa, Florida; Greenville, South Carolina; Charlotte, North Carolina; Atlanta, Georgia; Phoenix and Tucson, Arizona; Las Vegas, Nevada; and Austin and Dallas, Texas and from the locations of our properties.
Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is (205) 250-8700. The website of our sole general partner can be found at www.colonialprop.com. The information contained on our sole general partner’s website is not and should not be considered incorporated into or forming a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
All capitalized terms not defined herein have the meanings specified in the section entitled “Description of the notes” in this prospectus supplement or in the section entitled “Description of Debt Securities” in the accompanying prospectus. For a more complete description of the terms of the notes specified in the following summary, see “Description of the notes,” beginning on page S-7.

Securities Offered	$275,000,000 aggregate principal amount of 6.05% Senior Notes due 2016.

Maturity	The notes will mature on September 1, 2016.

Rankings	The notes will rank equally with all unsecured and unsubordinated indebtedness and other liabilities of ours now or hereafter incurred, but will be structurally subordinated to all secured and unsecured indebtedness and other liabilities of our subsidiaries now or hereafter incurred. In addition, the notes will be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, the assets of our subsidiaries will be unavailable to pay the amounts due on the notes and our other unsecured and unsubordinated indebtedness then outstanding until all indebtedness of our subsidiaries (whether secured or unsecured) has been repaid in full. For more information, see “Risk factors— Repayment of your notes will be structurally subordinated to all secured and unsecured liabilities of our subsidiaries, and will also be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $271.7 million after deducting the underwriting discount and commission and our other estimated expenses of this offering. We intend to use the entire net proceeds to repay a portion of the outstanding balance on our $500.0 million unsecured revolving credit facility. See “Use of proceeds.”

Limitations on Incurrence of Debt	The notes contain various covenants including the following:

(1) we will not, and we will not permit any Subsidiary to, incur any Debt, other than intercompany Debt that is subordinate in right of payment to the notes, if, immediately after giving effect thereto, the aggregate principal amount of all our outstanding Debt and that of our Subsidiaries on a consolidated basis is greater than 60% of the sum of:

(i) our Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

(ii) the purchase price of all real estate assets or mortgages receivable (or interests therein) acquired by us or any Subsidiary since the end of such fiscal quarter, including those obtained in connec-

tion with the incurrence of such additional Debt; and

(iii) the amount of any securities offering proceeds received by us or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt);

(2) we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect thereto, the aggregate principal amount of all our outstanding Secured Debt and the outstanding Secured Debt of our Subsidiaries on a consolidated basis is greater than 40% of the sum of:

(i) our Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

(ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by us or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

(iii) the amount of any securities offering proceeds received by us or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt);

(3) we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis, after giving effect thereto; and

(4) we will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all our outstanding unsecured Debt and the outstanding unsecured Debt of our Subsidiaries.

Optional Redemption	The notes are redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the sum of: (i) the principal amount of the notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See “Description of the notes— Optional Redemption.”

Other Covenants	Under the indenture, in addition to certain restrictions on incurring debt as described above under “Limitations on

Incurrence of Debt,” we have agreed to restrictions on entering into certain transactions and certain other restrictions. See “Description of Debt Securities— Certain Covenants” and “—Merger, Consolidation or Sale” in the accompanying prospectus.

Trading	The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and they may discontinue market-making at any time without notice. See “Underwriting.”

Form and Denomination	Book-entry only through the facilities of The Depository Trust Company and its participants.
RATIOS OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	For the six
	months ended	For the years ended December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	1.0x	(1)	1.3x	1.4x	1.5x	1.4x

(1)	For the year ended December 31, 2005, the aggregate amount of fixed charges exceeded our earnings by approximately $28.1 million, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to fixed charges of 1.0x for such period. The deficiency of the ratio of earnings to fixed charges for the year ended December 31, 2005 is primarily due to recording amortization expense of approximately $42.0 million related to in-place leases acquired in connection with our merger with Cornerstone Realty Income Trust, Inc. in April 2005.
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees, gains on sale of properties, distributed income of equity investees, fixed charges and amortization of capitalized interest excluding interest costs capitalized. Fixed charges consist of interest expense (including interest costs capitalized) and amortization of debt issuance costs.

Risk factors
Investing in our notes involves risks that could affect us and our business as well as the real estate industry generally. Before purchasing our notes, you should carefully consider the risks discussed in our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005, each of which is incorporated by reference into this prospectus supplement, as well as the other information in this prospectus supplement and the accompanying prospectus and the risks discussed below. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
Repayment of your notes will be structurally subordinated to all secured and unsecured liabilities of our subsidiaries, and will also be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt.
At June 30, 2006, we and our subsidiaries had total liabilities of approximately $2.6 billion, including approximately $2.4 billion of consolidated indebtedness and approximately $0.2 billion of other liabilities of us and our subsidiaries, a substantial majority of which were attributable to our subsidiaries. As of June 30, 2006, our consolidated indebtedness consisted of approximately $1.8 billion of our unsecured indebtedness and $0.6 billion of secured indebtedness of our subsidiaries. We may incur, or cause our subsidiaries to incur, additional indebtedness without your consent. The notes will rank equally with all unsecured and unsubordinated indebtedness and other liabilities of ours now or hereafter incurred, but will be structurally subordinated to all secured and unsecured indebtedness and other liabilities of our subsidiaries now or hereafter incurred. In addition, the notes will be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, the assets of our subsidiaries will be unavailable to pay the amounts due on the notes and our other unsecured and unsubordinated indebtedness then outstanding until all indebtedness of our subsidiaries (whether secured or unsecured) has been repaid in full. In addition, our assets will be unavailable to pay the amounts due on the notes and our other unsecured and unsubordinated indebtedness then outstanding until all of our secured indebtedness, if any, has been repaid in full. Therefore, there may not be sufficient assets remaining to pay all amounts due on any or all of the notes.
We may choose to redeem the notes when prevailing interest rates are relatively low.
We may choose to redeem the notes at any time and from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes that may be redeemed.
The notes do not have an established trading market. As a result, you may not be able to sell your notes.
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public trading market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Use of proceeds
We expect to receive net proceeds from this offering of approximately $271.7 million after deducting the underwriting discount and commission and our estimated expenses of this offering. We intend to use the entire net proceeds to repay a portion of the outstanding balance under our $500.0 million unsecured revolving credit facility. As of August 21, 2006, our revolving credit facility, which matures on March 22, 2008 with a one-year extension option, bore interest at a rate of 6.03% per annum and had an outstanding balance of $365.7 million.
Ratios of earnings to fixed charges

	For the six
	months ended	For the years ended December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	1.0x	(1)	1.3x	1.4x	1.5x	1.4x

(1)	For the year ended December 31, 2005, the aggregate amount of fixed charges exceeded our earnings by approximately $28.1 million, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to fixed charges of 1.0x for such period. The deficiency of the ratio of earnings to fixed charges for the year ended December 31, 2005 is primarily due to recording amortization expense of approximately $42.0 million related to in-place leases acquired in connection with our merger with Cornerstone Realty Income Trust, Inc. in April 2005.
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees, gains on sale of properties, distributed income of equity investees, fixed charges and amortization of capitalized interest excluding interest costs capitalized. Fixed charges consist of interest expense (including interest costs capitalized) and amortization of debt issuance costs.

Description of the notes
The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities” beginning on page 5.
GENERAL
We are offering $275,000,000 aggregate principal amount of our notes. The notes will be issued as a new series of debt securities under an indenture, dated as of July 22, 1996, as supplemented as of December 31, 1998, between Deutsche Bank Trust Company Americas and us. The indenture is more fully described in the accompanying prospectus. The notes will mature on September 1, 2016. We may, without the consent of any of the holders of the notes, create and issue additional debt securities so that those additional debt securities will form a single series with the notes.
We will pay interest on the notes semiannually in arrears on March 1 and September 1 of each year, commencing March 1, 2007, to the registered holders of the notes on the preceding February 15 or August 15, as the case may be. Interest will accrue from and including August 29, 2006.
The notes will rank equally with all unsecured and unsubordinated indebtedness and other liabilities of ours now or hereafter incurred, but will be structurally subordinated to all secured and unsecured indebtedness and other liabilities of our subsidiaries now or hereafter incurred. In addition, the notes will be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, the assets of our subsidiaries will be unavailable to pay the amounts due on the notes and our other unsecured and unsubordinated indebtedness then outstanding until all indebtedness of our subsidiaries (whether secured or unsecured) has been repaid in full. In addition, our assets will be unavailable to pay the amounts due on the notes and our other unsecured and unsubordinated indebtedness then outstanding until all of our secured indebtedness, if any, has been repaid in full.
Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including August 29, 2006, if no interest has been paid or duly made available for payment with respect to the notes) to but excluding the applicable interest payment date or maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
If any interest payment date or the maturity date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Amount, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding Business Day. As used in this prospectus supplement, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are required or authorized by law, regulation or executive order to close.
The notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof and are not repayable at the option of any holder before maturity.
The notes will be issued as global debt securities. For more information, please refer to the section below captioned “—Book-Entry Notes.”
The defeasance and covenant defeasance provisions of the indenture apply to the notes.

The notes are not convertible into or exchangeable for any other securities. We will not make any sinking fund payments with respect to the notes. We do not intend to list the notes on any national securities exchange.
OPTIONAL REDEMPTION
We may redeem the notes at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed plus accrued but unpaid interest on those notes to the redemption date, and the Make-Whole Amount, if any, as defined below. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.
If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the only right of the holders of those notes will be to receive payment of the redemption price.
We will give notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the aggregate principal amount of the notes to be redeemed.
If we choose to redeem less than all of the notes, we will notify Deutsche Bank Trust Company Americas, the trustee under the indenture, at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of notes to be redeemed and the applicable redemption date.
As used in this prospectus supplement:

“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

“Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.
BOOK-ENTRY NOTES
All of the notes we offer will be issued in book-entry form only. This means that we will not issue certificates for notes, except in the limited cases described below. Instead, we will issue one or more global notes in registered form. Each global note will be held by the trustee on behalf of DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.
DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of holders to transfer their beneficial interests in the global security.
The global securities will be exchangeable for certificated notes only if:

•	we, in our sole discretion, elect to do so;

•	DTC notifies us that it is unwilling or unable to continue as depository or ceases to be a clearing agency under the Exchange Act if so required by applicable law or regulation and, in either such case, we fail to appoint a successor depository within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility; or

•	an event of default has occurred and is continuing with respect to the notes and beneficial owners representing a majority in aggregate principal amount of the notes advise DTC to cease acting as depository for the notes.
In any of the foregoing events, certificates for the notes will be printed and delivered in exchange for interests in the global security. Any global security that is so exchanged will be exchanged for notes of equal terms and rank, in authorized denominations and registered as directed by DTC. We expect that DTC’s instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.
The following is based on information furnished by DTC:
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. We refer to these participants in this prospectus supplement as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies, which we refer to in this prospectus supplement as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission, or SEC.
Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each note represented by a global security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for such notes is discontinued.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such notes to be redeemed.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).
Redemption proceeds, principal, Make-Whole Amounts, if any, and/or interest payments on the notes will be made in same day funds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such direct and indirect participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our and the trustee’s responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we, the trustee, registrar nor any agent takes any responsibility for its accuracy.
SAME-DAY PAYMENT
We will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

Underwriting
UBS Securities LLC, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement and a related terms agreement, each dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal
Underwriters	amount

UBS Securities LLC	$82,500,000
Bear, Stearns & Co. Inc.	82,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	82,500,000
PNC Capital Markets LLC	13,750,000
Morgan Keegan & Company, Inc.	13,750,000

Total	$275,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.125% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
The following table shows the underwriting discount and commission that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	0.65%
The expenses of the offering, not including the underwriting discount and commission, are estimated to be $500,000 and are payable by us.
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public trading market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes.
If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more than the principal amount of the notes than is on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
OTHER RELATIONSHIPS
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. As described above, we intend to use the entire net proceeds from this offering to repay a portion of the outstanding balance under our revolving credit facility. Certain of the underwriters in this offering and/or one or more of their affiliates are lenders under our revolving credit facility and therefore will receive a portion of the net proceeds from this offering through the repayment of indebtedness under our revolving credit facility. Under the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD, special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to participating underwriters or any of their affiliates. Because it is expected that more than 10% of the net proceeds from this offering will be used to pay participating underwriters and/or one or more of their affiliates, this offering is being conducted pursuant to Rule 2710(h) of the NASD Conduct Rules.
Experts
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Legal matters
The legality of the notes will be passed upon for us by Hogan & Hartson L.L.P. and for the underwriters by Sidley Austin LLP, New York, New York. Hogan & Hartson L.L.P. and Sidley Austin LLP will rely on the opinion of Sirote & Permutt, P.C., Birmingham, Alabama, as to matters of Alabama law.

________________________________________________________________________________
Incorporation of certain information by reference
We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below, the file number for each of which is 0-20707, that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006;

•	our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2006, filed with the SEC on May 10, 2006;

•	our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2006, filed with the SEC on August 9, 2006; and

•	our Current Reports on Form 8-K filed with the SEC on May 2, 2006.
We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the offering is terminated; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.
Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of a contract or other document, those references are qualified in all respects by reference to all of the provisions contained in a contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described herein. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:
Colonial Realty Limited Partnership
c/o Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203
(205) 250-8700
Attn: Investor Relations
Internet Website: www.colonialprop.com
THE INFORMATION CONTAINED ON OUR GENERAL PARTNER’S WEBSITE
DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT

________________________________________________________________________________
Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov.
We have filed with the SEC a “shelf” registration statement on Form S-3 (File No. 333-126086) under the Securities Act relating to the notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of that registration statement, but do not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC.

PROSPECTUS

$1,000,000,000

COLONIAL REALTY LIMITED PARTNERSHIP

Debt Securities

         From time to time, we may offer in one or more series debt securities with an aggregate public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Each time we sell these debt securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and may add to or update the information in this prospectus. The applicable prospectus supplement will set forth the specific terms of the debt securities will include, among other things,

•	the specific title and aggregate principal amount,

•	form (which may be registered or bearer, or certificated or global),

•	maturity,

•	rate (or manner of calculation thereof) and time of payment of interest,

•	any terms for redemption at our option or repayment at the option of the holder,

•	any initial public offering price, and

•	information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the debt securities covered by the prospectus supplement.

      The applicable prospectus supplement also will contain information, where applicable, about US federal income tax considerations relating to the debt securities covered by the prospectus supplement.

      The debt securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” on page 18 of this prospectus.

      You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you decide to invest in the debt securities offered hereby. No debt securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of the debt securities.

      SEE “RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 11, 2005.

PRELIMINARY NOTE

      You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

      If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

      When we refer to the “Company,” “we,” “us,” or “our” in this prospectus, we mean Colonial Realty Limited Partnership and one or more of its affiliates or subsidiaries (including Colonial Properties Trust, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Realty Limited Partnership only.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some statements in this prospectus and the documents incorporated by reference constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our, and our affiliates, or the industry’s actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	national, regional and local economic and business conditions that will, among other things, affect:

•	demand for multifamily, office and retail properties,

•	the ability of the general economy to recover timely from the current economic downturn,

•	availability and creditworthiness of tenants,

•	the level of lease rents, and

•	the availability of financing for both tenants and us;

•	adverse changes in the real estate markets, including, among other things:

•	competition with other companies, and

•	risks of real estate acquisition and development (including the failure of pending developments to be completed on time and within budget);

•	actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•	ability to obtain insurance at a reasonable cost;

•	ability of our general partner to maintain its status as a REIT for federal and state income tax purposes;

•	governmental actions and initiatives; and

•	environmental/safety requirements.

WHERE TO FIND ADDITIONAL INFORMATION

      This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Colonial Realty Limited Partnership, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and are considered a part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about us.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005 (SEC file no. 001-12358)

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 9, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on January 25, 2005 (SEC file no. 033-65954)

•	Our Current Report on Form 8-K, filed with the SEC on January 31, 2005 (SEC file no. 033-65954)

•	Our Current Report on Form 8-K/ A, filed with the SEC on February 15, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on February 17, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on March 18, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on March 21, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on March 25, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on April 7, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on May 3, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on May 17, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K/ A, filed with the SEC on June 13, 2005 (SEC file no. 001-12358)

      You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

Colonial Realty Limited Partnership

c/o Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
Attention: Barbara Pooley
Telephone: 1-800-645-3917

RISK FACTORS

      See “Risk Factors” in our annual report on Form 10-K filed with the SEC on March 16, 2005 for risks relating to an investment in our securities.

THE COMPANY

      We have been engaged in the multifamily, office and retail property business for over 30 years. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of commercial real property. As of March 31, 2005, we owned and operated a portfolio of 147 properties consisting of multifamily, office and retail properties located in Alabama, Arizona, Florida, Georgia, Mississippi, Nevada, New Mexico, North Carolina, South Carolina, Tennessee, Texas and Virginia. These properties consisted of 70 multifamily apartment communities containing a total of approximately 22,213 apartment units (including 39 wholly-owed consolidated properties and 31 properties owned through unconsolidated joint-venture entities aggregating 13,594 and 8,619 units, respectively) 29 office properties containing a total of approximately 6.3 million square feet of office space (including 28 wholly-owed consolidated properties and one partially-owed property owned through an unconsolidated joint-venture entity aggregating 6.3 million and 30,000 square feet, respectively), 48 retail properties containing a total of approximately 15.5 million square feet of retail shopping space (including 45 wholly-owed consolidated properties and three properties owned through an unconsolidated joint-venture entity aggregating approximately 14.4 million and 1.1 million square feet, respectively) and parcels of land adjacent to or near some of these properties. On April 1, 2005, with the completion of the merger of Cornerstone Realty Income Trust, Inc. with and into a subsidiary of Colonial Properties, we acquired an additional 87 wholly owned multifamily properties containing approximately 22,986 units.

      As of March 31, 2005, Colonial Properties Trust, our sole general partner, which we generally refer to as “Colonial Properties” in this prospectus, held approximately 72.9% of our outstanding units. Colonial Properties is one of the largest owners, developers and operators of multifamily, office and retail properties in the Sunbelt region of the United States, based on equity market capitalization. As our sole general partner, Colonial Properties has the exclusive power to manage and conduct our business, subject to a few exceptions. Colonial Properties owns substantially all of its assets and conduct substantially all of its business through us.

      Our experienced staff of approximately 1,700 employees provides a full range of real estate services from our headquarters in Birmingham, Alabama and from 19 regional offices located in the Birmingham, Mobile and Huntsville, Alabama, Phoenix and Tucson, Arizona, Orlando, Pensacola and Tampa, Florida, Las Vegas, Nevada, Charleston, South Carolina, Charlotte and Raleigh, North Carolina, Atlanta, Augusta and Pooler, Georgia, Austin and Dallas, Texas, Richmond and Virginia Beach, Virginia metropolitan areas and from the locations of our properties.

      Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is (205) 250-8700.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were 1.3x, 1.4x, 1.5x, 1.4x and 1.4x for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 respectively. Our ratio of earnings to fixed charges was 1.2 x for the three months ended March 31, 2005. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before income or loss from equity investees, distributed income of equity investees, fixed charges and amortization of capitalized interest excluding interest costs capitalized. Fixed charges consist of interest expense (including interest costs capitalized) and amortization of debt issuance costs.

USE OF PROCEEDS

      Unless otherwise described in the supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including, without limitation, the development and acquisition of additional properties as suitable opportunities arise, the repayment of other debt, capital expenditures, improvements to certain properties in our portfolio, working capital and other general purposes.

DESCRIPTION OF DEBT SECURITIES

      The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities.

      Any debt securities offered by means of this prospectus will be issued under an Indenture dated as of July 22, 1996, as supplemented by the First Supplemental Indenture, dated as of December 31, 1998, and as further amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. We refer to our Indenture as amended or supplemented as the “indenture.” The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee or as described above under “Where to Find Additional Information” on page 2 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and debt securities and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and such debt securities. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture. The debt securities offered by means of this prospectus will be offered for cash and will be, at the time of sale, “investment grade securities,” as rated by a nationally recognized statistical rating organization.

General

      The debt securities will be our direct, unsecured recourse obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable prospectus supplement, Colonial Properties, our general partner, has no obligation for payment of principal or interest on the debt securities. Except as set forth in the indenture or in one or more supplemental indentures described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of trustees of Colonial Properties, as our general partner, or as established in, or in accordance with, the indenture or in one or more supplemental indentures. All debt securities of one series do not have to be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of such series (Section 301). The debt securities, while recourse to all of our assets, will not be recourse to Colonial Properties as our general partner.

      The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section 608 of the indenture). In the event that two or more persons are acting as trustee with respect to different series of debt securities, such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or in the indenture, any action described to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture (Section 609).

      The prospectus supplement relating to any series of debt securities being offered will contain information on the specific terms of those debt securities, including, without limitation:

•	the title of such debt securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount at which such debt securities will be issued and, if other than the entire principal amount, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which such interest payment dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of (and premium and Make-Whole Amount, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at our option, if we are to have the option to redeem;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to our obligation to redeem, repay or repurchase such debt securities;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the indenture;

•	whether such debt securities will be issued in certificated and/or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple of $1,000 and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	the terms and conditions, if any, upon which such debt securities may be subordinated to our other debt; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as “Original Issue Discount Securities.” Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

      Except as described below under “Certain Covenants — Limitations on Incurrence of Debt” beginning on page 9 of this prospectus, the indenture does not contain any provisions that would limit our ability to incur debt or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. Restrictions on ownership and transfers of Colonial Properties’ common shares of beneficial interest and preferred shares of beneficial interest are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of us that are described below beginning on page 9 of this prospectus, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples of $1,000 (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the register for the debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, and notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the indenture (Section 307).

      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus (Section 1002).

      Neither we nor the trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

      We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•	either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions described above shall be delivered to the trustee (Sections 801 and 803).

      As used in this prospectus, “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, “voting stock” means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Certain Covenants

      Limitations on Incurrence of Debt. Under the indenture, we will not, and we will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (including Debt owed to Colonial Properties Services, Inc. arising from routine cash management practices) that is subordinate in right of payment to the debt securities, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all our outstanding Debt and that of our Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Adjusted Total Assets (as defined below) as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

•	the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by us or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

•	the amount of any securities offering proceeds received by us or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section 1004(a)).

      In addition to the foregoing limitations on the incurrence of Debt, we will not, and we will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds thereof (Section 1004(b)).

      Further, we will not, and we will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary, whether owned at the date of the indenture or thereafter acquired, which we refer to as “Secured Debt,” if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all our outstanding Secured Debt and the outstanding Secured Debt of our Subsidiaries on a consolidated basis is greater than 40% of the sum of:

•	our Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

•	the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by us or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

•	the amount of any securities offering proceeds received by us or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section 1004(c)).

      For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect of the Debt.

      Maintenance of Unencumbered Total Asset Value. Under the indenture, we will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all of our outstanding unsecured Debt and the outstanding unsecured Debt of our Subsidiaries (Section 1004(d)).

      Existence. Except as described under “Merger, Consolidation or Sale” on page 8 of this prospectus, we will do or cause to be done all things necessary to preserve and keep in full force and effect on existence, rights (by partnership agreement and statute) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

      Maintenance of Properties. Under the indenture, we will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of the material properties, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of for value our properties in the ordinary course of business (Section 1007).

      Insurance. Under the indenture, we will, and we will cause each of our Subsidiaries to, keep all insurable properties insured against loss or damage at least equal to their then fully insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-:V (Section 1008).

      Payment of Taxes and Other Claims. Under the indenture, we will pay or discharge or cause to be paid or discharged, before they shall become delinquent:

•	all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or the income, profits or property of any Subsidiary; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary,

provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

      Provision of Financial Information. Under the indenture, whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) if we were subject to those provisions. We refer to these reports and other documents as the “Financial Information.” The Financial Information must be filed with the SEC on or prior to the respective dates by which we would have been required to file the Financial Information if we were subject to Section 13 or 15(d) of the Exchange Act. We refer to these dates as the “Required Filing Dates.” We also will in any event:

•	within 15 days of each Required Filing Date, (a) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the Financial Information and (b) file with the trustee copies of the Financial Information; and

•	if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly supply copies of such documents to any prospective holder upon written request and payment of the reasonable cost of duplication and delivery (Section 1010).

      As used in this prospectus, the following terms have the following definitions.

      “Adjusted Total Assets” as of any date means the sum of:

•	$328,177,823 (which represents the amount determined by multiplying the price at which Colonial Properties’ common shares of beneficial interest were offered in its initial public offering, or the “IPO,” by the sum of (a) the common shares of beneficial interest of Colonial Properties issued in the IPO and (b) our partnership units not held by Colonial Properties that were issued in connection with the IPO);

•	$108,841,000 (which represents the principal amount of our outstanding Debt immediately following the IPO); and

•	the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any units issued in connection therewith) or developed after the IPO (including the cost of tenant improvements) and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted for the proceeds of any real estate assets disposed of by us (up to the purchase price or cost of such assets).

      This definition of “Adjusted Total Assets” values the assets owned by us at the time of the IPO at our market capitalization at that time, which we believe to be a more appropriate measure of the value of those assets than undepreciated book value, which reflects their pre-IPO cost before accumulated depreciation.

      “Annual Service Charge” as of any date means the amount of any interest expensed during the four consecutive fiscal quarters most recently ended prior to such date.

      “Consolidated Income Available for Debt Service” for any period means the Consolidated Net Income (as defined below) of us and our Subsidiaries plus amounts which have been deducted for:

•	interest on our Debt and Debt of our Subsidiaries;

•	provision for our taxes and the taxes of our Subsidiaries based on income;

•	amortization of debt discount;

•	provisions for gains and losses on properties;

•	depreciation and amortization;

•	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

•	amortization of deferred charges.

      “Consolidated Net Income” for any period means the amount of net income (or loss) of us and our Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

      “Debt” of us or any Subsidiary means any indebtedness of ours or of any Subsidiary, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary; or

•	reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable;

but only to the extent that any of the items described above (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles. In addition, “Debt” also includes:

•	any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles;

•	to the extent not otherwise included, any obligation of ours or of any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any Subsidiary).

      “Unencumbered Total Asset Value” as of any date means the sum of (a) the portion of Adjusted Total Assets allocable to our real estate assets and (b) the value of all our other assets and the other assets of our Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest. For purposes of this definition, the portion of Adjusted Total Assets allocable to each of the 36 properties owned by us at the time of the IPO shall be determined by reference to each such property’s contribution to our net operating income at the time of the IPO, and the portion allocable to each property acquired or developed after the IPO shall be equal to the purchase price or cost of such property.

Additional Covenants and/or Modifications to the Covenants Described Above

      Any additional covenants and/or modifications to the covenants described above with respect to any debt securities or series thereof offered by means of this prospectus will be described in the prospectus supplement relating to such debt securities.

Events of Default, Notice and Waiver

      The indenture provides that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default in the payment of principal of (or premium or Make-Whole Amount, if any, on) any debt security of such series at its maturity;

•	default in making any sinking fund payment as required for any debt security of such series;

•	default in the performance or breach of any other covenant or warranty of ours contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the indenture;

•	default in the payment of an aggregate principal amount exceeding $10,000,000 of any of our debt or any mortgage, indenture or other instrument under which such debt is issued or by which such debt is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such debt, but only if such debt is not discharged or such acceleration is not rescinded or annulled within 10 days after notice to us as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary (as defined below) or the property of either; and

•	any other event of default provided with respect to a particular series of debt securities (Section 501).

      As used in this prospectus, “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” within the meaning of Regulation S-X promulgated under the Securities Act of 1933, as amended.

      If an event of default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities (as defined above under the heading “Description of Debt Securities — General”) or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502).

      The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any debt security of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding of notice to be in the interest of those holders (Section 601).

      The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the cases of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

      Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon such trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

      Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers of Colonial Properties, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

      Modifications and amendments of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal or premium, if any, or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (Section 902).

      The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby have the right to waive compliance by us with certain covenants in the indenture (Section 1013).

      Modifications and amendments of the indenture may be permitted to be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor under the indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

      The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor shall be disregarded (Section 101).

      The indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

      We may be permitted under the indenture to discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

      The indenture provides that, if the provisions of Article Fourteen of the indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), which we refer to as a “defeasance” (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified sections of Article Ten of the indenture as specified in the applicable prospectus supplement, such that any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities, which we refer to as a “covenant defeasance” (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

      Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).

      As used in this prospectus, “Government Obligations” means securities which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

      Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or Conversion Event or such cessation of usage based on the applicable market exchange rate (Section 1405).

      As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities;

•	any currency unit or composite currency other than the ECU for the purposes for which it was established.

      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

      In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the fourth clause under “Events of Default, Notice and Waiver,” on page 12 of this prospectus, with respect to certain specified sections of Article Ten of the indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh clause under “Events of Default, Notice and Waiver,” on page 12 of this prospectus, with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

      The indenture provides that the debt securities may be redeemed at any time at our option, in whole or in part, at the redemption price specified in the indenture, except as may otherwise be provided in connection with any debt securities or series thereof.

      From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price (Section 1106).

      Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed (Section 1104).

      If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date (Section 1102). If less than all the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate.

No Conversion Rights

      The debt securities will not be convertible into or exchangeable for any shares of Colonial Properties or equity interest in us.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

Trustee

      Deutsche Bank Trust Company (formerly Bankers Trust Company) is the trustee under the Indenture and the First Supplemental Indenture.

PLAN OF DISTRIBUTION

      We may sell the debt securities offered by means of this prospectus to or through underwriters for public offering and sale by them, and also may sell the debt securities offered by means of this prospectus to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

      Underwriters may offer and sell the debt securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell the debt securities offered by means of this prospectus to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the debt securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities to which the prospectus supplement relates from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. The obligations of the purchasers pursuant to a delayed delivery contract will not be subject to any conditions except that:

•	the purchase by an institution of the debt securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the debt securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the debt securities less the principal amount thereof covered by delayed delivery contracts.

      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our affiliates and subsidiaries in the ordinary course of business.

EXPERTS

      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Current Report on Form 8-K filed on May 17, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Cornerstone Realty Income Trust, Inc. appearing in Colonial Realty Limited Partnership’s Current Report on Form 8-K/ A dated June 13, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the debt securities offered by means of this prospectus will be passed upon for us by Hogan & Hartson L.L.P.

$275,000,000
Colonial Realty Limited Partnership
6.05% Senior Notes due 2016

PROSPECTUS SUPPLEMENT
August 24, 2006

UBS Investment Bank
Bear, Stearns & Co. Inc.
Merrill Lynch & Co.
PNC Capital Markets LLC
Morgan Keegan & Company, Inc.